Exhibit 10.1

================================================================================












                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                         THE HAIN CELESTIAL GROUP, INC.

                                       and

                         SPECTRUM ORGANIC PRODUCTS, INC.

                                   dated as of

                                 August 23, 2005










================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----


                                   ARTICLE I.

                                     MERGER

SECTION 1.1.   Formation of Parent Subsidiary..................................1
SECTION 1.2.   The Merger......................................................2
SECTION 1.3.   Closing.........................................................2
SECTION 1.4.   Filing..........................................................2
SECTION 1.5.   Effective Time of the Merger....................................2
SECTION 1.6.   Plan of Reorganization..........................................2

                                   ARTICLE II.

            ARTICLES OF ORGANIZATION; BY-LAWS; MANAGERS AND OFFICERS

SECTION 2.1.   Articles of Organization........................................2
SECTION 2.2.   Operating Agreement.............................................2
SECTION 2.3.   Managers and Officers of the Surviving Company..................3

                                  ARTICLE III.

                   EFFECT OF THE MERGER; CONVERSION OF SHARES

SECTION 3.1.   Effect on Capital Stock.........................................3
      (a)      Parent Subsidiary Membership Interests..........................3
      (b)      Conversion of Company Shares....................................3
      (c)      Company Stock Options...........................................4
      (d)      Company Warrant.................................................4
      (e)      Dissenting Shares...............................................4
      (f)      Anti-Dilution...................................................5
      (g)      Stock Transfer Books............................................5
SECTION 3.2.          Exchange of Certificates.................................5
      (a)      Exchange Agent..................................................5
      (b)      Exchange Procedures.............................................6
      (c)      Exchange of Certificates........................................6
      (d)      Distributions with Respect to Unsurrendered Certificates........6
      (e)      No Fractional Shares............................................7
      (f)      No Liability....................................................7
      (g)      Withholding Rights..............................................7
      (h)      Lost Certificates...............................................7
      (i)      Termination of Exchange Fund....................................8

                                   ARTICLE IV.

                          CERTAIN EFFECTS OF THE MERGER

SECTION 4.1.   Effect of the Merger............................................8

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1.   Organization and Qualification..................................8
SECTION 5.2.   No Subsidiaries.................................................9
SECTION 5.3.   Capitalization; Options.........................................9
SECTION 5.4.   Authority Relative to This Agreement...........................10
SECTION 5.5.   No Violations, etc.............................................10
SECTION 5.6.   Opinion of Financial Advisor...................................11
SECTION 5.7.   Board Recommendation...........................................11
SECTION 5.8.   Finders or Brokers.............................................11
SECTION 5.9.   Commission Filings; Financial Statements.......................11
SECTION 5.10.  Absence of Undisclosed Liabilities.............................12
SECTION 5.11.  Absence of Changes or Events...................................12
SECTION 5.12.  Litigation.....................................................13
SECTION 5.13.  Contracts......................................................14
SECTION 5.14.  Real Property..................................................15
SECTION 5.15.  Tangible Assets................................................16
SECTION 5.16.  Labor Matters..................................................16
SECTION 5.17.  Compliance with Law............................................16
SECTION 5.18.  Permits, Licenses and Franchises...............................17
SECTION 5.19.  Intellectual Property..........................................17
SECTION 5.20.  Taxes..........................................................17
SECTION 5.21.  Employee Benefit Plans; ERISA..................................19
SECTION 5.22.  Environmental Matters..........................................20
SECTION 5.23.  Bank Accounts; Indebtedness....................................22
SECTION 5.24.  Customers and Suppliers........................................22
SECTION 5.25.  Accounts Receivable............................................22
SECTION 5.26.  Inventory......................................................22
SECTION 5.27.  Product Warranty...............................................23
SECTION 5.28.  Product Recalls................................................23
SECTION 5.29.  Insurance......................................................23
SECTION 5.30.  Reorganization.................................................23

                                   ARTICLE VI.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 6.1.   Organization and Qualification.................................24

SECTION 6.2.   Capitalization.................................................24
SECTION 6.3.   Authority Relative to This Agreement...........................24
SECTION 6.4.   No Violations, etc.............................................25
SECTION 6.5.   Commission Filings; Financial Statements.......................26
SECTION 6.6.   Reorganization.................................................26
SECTION 6.7.   Absence of Parent Material Adverse Effect......................26

                                  ARTICLE VII.

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1.   Conduct of Business of the Company Pending the Merger..........26
SECTION 7.2.   Conduct of Business of Parent Pending the Merger...............29

                                  ARTICLE VIII.

                            COVENANTS AND AGREEMENTS

SECTION 8.1.   Preparation of the Registration Statement;
                Shareholder Meeting...........................................29
SECTION 8.2.   SEC Reports....................................................30
SECTION 8.3.   Additional Agreements; Cooperation.............................31
SECTION 8.4.   Publicity......................................................31
SECTION 8.5.   No Solicitation................................................32
SECTION 8.6.   Access to Information..........................................34
SECTION 8.7.   Notification of Certain Matters................................34
SECTION 8.8.   Indemnification and Insurance..................................34
SECTION 8.9.   Fees and Expenses..............................................35
SECTION 8.10.  Affiliate Letters..............................................35
SECTION 8.11.  Nasdaq Listing.................................................35
SECTION 8.12.  Shareholder Litigation.........................................35
SECTION 8.13.  Company Employees..............................................36
SECTION 8.14.  Tax Treatment..................................................36
SECTION 8.15.  Assignment of Life Insurance...................................36

                                   ARTICLE IX.

                                                         CONDITIONS TO CLOSING

SECTION 9.1.   Conditions to Each Party's Obligation to Effect the Merger.....36
      (a)      Company Shareholder Approval...................................36
      (b)      No Injunctions or Restraints...................................36
      (c)      Nasdaq Listing.................................................37
SECTION 9.2.   Conditions to Obligations of Parent............................37
      (a)      Representations and Warranties.................................37
      (b)      Performance of Obligations of the Company......................37
      (c)      No Company Material Adverse Effect.............................37

      (d)      Dissenters' Rights.............................................37
      (e)      Consents and Approvals.........................................37
      (f)      Payoff Letters.................................................38
      (g)      Tax Opinion....................................................38
SECTION 9.3.   Conditions to Obligations of the Company.......................38
      (a)      Representations and Warranties.................................38
      (b)      Performance of Obligations of Parent and Parent Subsidiary.....38
      (c)      Consents and Approvals.........................................38
      (d)      Dissenters' Rights.............................................38
      (e)      Tax Opinion....................................................38
      (f)      No Parent Material Adverse Effect..............................39

                                   ARTICLE X.

                                   TERMINATION

SECTION 10.1.  Termination by Mutual Consent.................................39
SECTION 10.2.  Termination by Either Parent or the Company...................39
SECTION 10.3.  Termination by Parent.........................................39
SECTION 10.4.  Termination by the Company....................................40
SECTION 10.5.  Effect of Termination.........................................41
SECTION 10.6.  Payments Following Termination................................41

                                   ARTICLE XI.

                                  MISCELLANEOUS

SECTION 11.1.  Nonsurvival of Representations and Warranties.................41
SECTION 11.2.  Waiver........................................................41
SECTION 11.3.  Notices.......................................................42
SECTION 11.4.  Counterparts..................................................43
SECTION 11.5.  Interpretation................................................43
SECTION 11.6.  Amendment.....................................................47
SECTION 11.7.  No Third Party Beneficiaries..................................47
SECTION 11.8.  Governing Law.................................................47
SECTION 11.9.  Enforcement...................................................47
SECTION 11.10. Entire Agreement..............................................47
SECTION 11.11. No Recourse Against Others....................................47
SECTION 11.12. Validity......................................................47

                                    EXHIBITS

EXHIBIT A -- Form of Company Affiliate Letter
EXHIBIT B -- Form of Tax Representation Letters
EXHIBIT C -- Form of Legal Opinions

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2005, by and between The Hain Celestial Group, Inc., a Delaware corporation ("Parent"), and Spectrum Organic Products, Inc., a California corporation (the "Company"). Certain terms used herein are defined in Section 11.5 below.

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the Boards of Directors of each of Parent and the Company have approved the merger (the "Merger") of the Company with and into a wholly owned direct subsidiary of Parent, to be formed for the purpose thereof ("Parent Subsidiary"), upon the terms and subject to the conditions set forth herein and in accordance with the California General Corporation Law ("CGCL") and the Beverly-Killea Limited Liability Company Act ("CLLCA") of the state of California;

     WHEREAS, in furtherance thereof it is proposed that each outstanding share of common stock, without par value, of the Company (the "Company Shares") will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement;

     WHEREAS, as inducements to the Company and Parent entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, Jethren P. Phillips has agreed to enter into a voting agreement pursuant to which, among other things, he will vote certain of his Company Shares in favor of this Agreement and to approve the principal terms of the Merger and will agree to restrictions on transfer of their Company Shares;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                     MERGER

     SECTION 1.1. Formation of Parent Subsidiary. Parent shall cause Parent Subsidiary to be formed as a limited liability company under the CLLCA. Parent Subsidiary will be formed solely to facilitate the Merger and the transactions contemplated thereby and will conduct no business or activity, and have no assets or liabilities, other than in connection with the Merger. Parent will cause Parent Subsidiary to execute and deliver a joinder to this Agreement pursuant to Section 1113 of the CGCL and Section 17551 of the CLLCA and will cause a written consent of the sole member of Parent Subsidiary, to be executed approving the execution, delivery and performance of this Agreement by Parent Subsidiary.

     SECTION 1.2. The Merger. At the Effective Time, the Company shall be merged with and into Parent Subsidiary as provided herein. Thereupon, the existence of Parent Subsidiary, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of the Company shall be merged with and into Parent Subsidiary and Parent Subsidiary as the limited liability company surviving the Merger (hereinafter sometimes referred to as the "Surviving Company") shall continue its existence under the laws of the State of California.

     SECTION 1.3. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on the later of October 11, 2005, or the date that is no later than the second business day after satisfaction or waiver of all the conditions set forth in Article IX, unless another time or date is agreed to in writing by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, unless another place is agreed to in writing by the parties hereto.

     SECTION 1.4. Filing. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of California, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the CGCL and CLLCA.

     SECTION 1.5. Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."

     SECTION 1.6. Plan of Reorganization. This Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).


                                  ARTICLE II.

            ARTICLES OF ORGANIZATION; BY-LAWS; MANAGERS AND OFFICERS

     SECTION 2.1. Articles of Organization. At the Effective Time, the Articles of Organization of Parent Subsidiary shall be the Articles of Organization of the Surviving Company (other than the name of the Surviving Company, which shall be amended to be "Spectrum Organic Products, LLC" or such other name as Parent may select), until the same shall thereafter be altered or amended in accordance with the laws of the State of California.

     SECTION 2.2. Operating Agreement. At the Effective Time, the operating agreement of Parent Subsidiary shall be the operating agreement of the Surviving Company until the same shall thereafter be altered, amended or repealed in accordance with the laws of the State of California, the Articles of Organization of the Surviving Company or said operating agreement.

SECTION 2.3. Managers and Officers of the Surviving Company. At the Effective Time, the managers of Parent Subsidiary immediately prior to the Effective Time shall be the managers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company and until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Parent Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company and until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III.

                   EFFECT OF THE MERGER; CONVERSION OF SHARES

     SECTION 3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Shares or any shares of capital stock of Parent Subsidiary:

     (a) Parent Subsidiary Membership Interests. Each membership interest in Parent Subsidiary issued and outstanding immediately prior to the Effective Time shall remain unchanged and shall not be affected by the Merger.

     (b) Conversion of Company Shares. Each issued and outstanding Company Share (other than Dissenting Shares) (collectively, the "Exchanging Company Shares") shall be converted into the right to receive the Merger Consideration. The "Merger Consideration" shall mean an amount equal to:

          (i) an amount of cash (the "Cash Consideration") equal to $0.355 minus the quotient of: (x) any Excess Company Expenses divided by
               (y) the aggregate number of Shares represented by the Exchanging Company Shares, any outstanding Company Stock Options and any outstanding Company Warrant; and

          (ii) a fraction of a share of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), valued at the Parent Common Stock Market Price, worth $0.355 (the "Stock Consideration"). For purposes of this Agreement, the "Parent Common Stock Market Price" shall mean $19.80; provided that, if the average closing sales price for Parent Common Stock for the ten consecutive business days during which Parent Common Stock is traded on the Nasdaq National Market (each a "Trading Day"), beginning 12 Trading Days prior to the Effective Date (the "Ten Day Average"), is less than $19.80, Parent Common Stock Market Price shall equal the greater of (i) the Ten Day Average and (ii) $17.424.
                                      -3-

               As of the Effective Time, all such Exchanging Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Company Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2.

     (c) Company Stock Options. The Company shall take all requisite action so that, immediately prior to the Effective Time, each option to acquire Company Shares (each, a "Company Stock Option"), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, without any action on the part of the Company or the holder of that Company Stock Option, shall be converted into the right to receive an amount, without interest, equal to the Stock Option Consideration multiplied by the aggregate number of Company Shares, as applicable in respect of such options, immediately prior to the Effective Time. "Stock Option Consideration" means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Stock Option. The payment of the Stock Option Consideration shall be payable in Merger Consideration consisting of the same proportion of Cash Consideration and Stock Consideration as is paid to holders of Company Shares, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section
          3.2. The payment of the Stock Option Consideration to the holder of a Company Stock Option shall be reduced (first from the cash portion of the Stock Option Consideration, then from the stock portion) by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. All Company Stock Options shall be cancelled and all Company Stock Option plans shall terminate at the Effective Time.

     (d) Company Warrant. Immediately prior to the Effective Time, the outstanding warrant to acquire shares of Company Common Stock (the "Company Warrant") shall be exchanged for the right to receive an amount, without interest, equal to the Warrant Consideration multiplied by the aggregate number of shares of Company Common Stock covered by the Warrant. "Warrant Consideration" means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the Warrant. The payment of the Warrant Consideration shall be payable in Merger Consideration consisting of the same proportion of Cash Consideration and Stock Consideration as is paid to holders of Company Shares, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 3.2.

     (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a person entitled to vote on the Merger who has neither voted in favor of the

          Merger nor consented in writing thereto (each, a "Dissenting Shareholder") and who otherwise complies with all the applicable provisions of the CGCL concerning the rights of holders of Company Shares to dissent from the Merger and require purchase by the Company of their Company Shares (the "Dissenting Shares") shall not be canceled as described in Section 3.1(b) but shall become the right to receive such payment as may be determined to be due to such Dissenting Shareholder pursuant to the CGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his, her or its demand for purchase of the Dissenting Shares (with the Company's consent) or fails to perfect or otherwise loses his, her or its status as a Dissenting Shareholder, in any case pursuant to the CGCL, each of his, her or its Company Shares shall be deemed to be canceled as of the Effective Time and converted into the right to receive the Merger Consideration, in the manner contemplated by Section 3.1(b) without interest thereon. The notice to be sent to Company Shareholders pursuant to CGCL ss.1301 shall designate the closing price of Company Shares on the OTC Bulletin Board System on the trading day prior to the date of this Agreement as the fair market value of the Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demand for purchase of the Dissenting Shares received by the Company pursuant to the applicable provisions of the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make an offer of any payment or make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any shareholder, court or appraiser with respect to such demands shall be submitted to Parent sufficiently in advance for Parent to review such communication and shall not be presented to any shareholder, court or appraiser without Parent's written consent.

     (f) Anti-Dilution. The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Shares or Parent Common Stock with an effective date or record date, as the case may be, occurring after the date hereof and prior to the Effective Time. References to the Stock Consideration elsewhere in this Agreement shall be deemed to refer to the Stock Consideration as it may have been adjusted pursuant to this
          Section 3.1(f).

     (g) Stock Transfer Books(h) . At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

     SECTION 3.2. Exchange of Certificates.

     (a) Exchange Agent. No later than the Effective Time, Parent shall (i) make available to Continental Stock Transfer & Trust Company or such other bank or trust company of comparable standing designated by Parent (the "Exchange Agent"), for the benefit of the holders of

          Company Shares, for exchange in accordance with this Article III through the Exchange Agent, certificates evidencing a sufficient number of shares of Parent Common Stock issuable to holders of Company Shares to satisfy the requirements set forth in Section 3.1 relating to the Stock Consideration and any Additional Payments payable pursuant to Section 3.2(c) below and (ii) provide funds to the Exchange Agent in amounts necessary for the payment of the aggregate Cash Consideration payable under Section 3.1 (such shares of Parent Common Stock, together with any cash deposited with the Exchange Agent for payment of the Cash Consideration or relating to Additional Payments being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, the Exchange Agent shall deliver the Merger Consideration and Additional Payments, if any, contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund in accordance with the procedures specified in this
          Section 3.2. Except as contemplated by Section 3.2(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, constituting Stock Consideration plus cash constituting Cash Consideration to which such holder is entitled pursuant to this
          Article III (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
          Section 3.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(d) (together, the "Additional Payments")) less any required withholding of Taxes, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the applicable Stock Consideration, Additional Payments, if any, and Cash Consideration may be issued and paid to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the Company Shares formerly represented thereby and Additional Payments, if any.

     (d) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, no cash payment and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Stock.

     (e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Company Shares, who would otherwise have been entitled to a fraction of Parent Common Stock pursuant to this Article III, will be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the Parent Common Stock Market Price by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities which would otherwise be caused to Parent by the issuance of fractional shares.

     (f) No Liability. None of the Exchange Agent, Parent or the Surviving Company shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (g) Withholding Rights. Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

     (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for three months after the Effective Time shall be delivered to Parent (who shall thereafter act as Exchange Agent), upon demand, and any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled.


                                  ARTICLE IV.

                          CERTAIN EFFECTS OF THE MERGER

     SECTION 4.1. Effect of the Merger. The effects and consequences of the Merger shall be as set forth in Section 1113(i) of the CGCL and Section 17554 of the CLLCA. Without limiting the generality of the foregoing, on and after the Effective Time and pursuant to the CGCL and the CLLCA, the Surviving Company shall possess all the rights, privileges, immunities, powers, and purposes of each of Parent Subsidiary and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Parent Subsidiary and the Company shall vest in the Surviving Company without further act or deed; and the Surviving Company shall assume and be liable for all the liabilities, obligations and penalties of Parent Subsidiary and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Parent Subsidiary or the Company, or any shareholder, member, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Parent Subsidiary or the Company, or any stockholder, member, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Company may be substituted in any such action or proceeding in place of Parent Subsidiary or the Company.


                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Company Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent as follows:

     SECTION 5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. A "Company Material Adverse Effect" means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company, or (ii) prevents or materially impedes or delays the performance by the Company of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement; provided, however, that with respect to clause (i), Company Material Adverse Effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (a) any change in the market price or trading volume of Company's stock after the date hereof; (b) the announcement of the pendency of the Merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); (c) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and specifically identified in the Company Disclosure Letter; (d) the payment of out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement; or (e) compliance with the express terms of, or the taking of any action expressly required by, this Agreement.
Section 5.1 of the Company Disclosure Letter sets forth each of the jurisdictions in which the Company is incorporated or qualified or otherwise licensed as a foreign corporation to do business. The Company is not currently in violation of any of the provisions of its articles of incorporation or by-laws. The Company has delivered to Parent accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of the Company, and has made available to Parent accurate and complete copies of its minute books.

     SECTION 5.2. No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any person.

     SECTION 5.3. Capitalization; Options. The authorized capital stock of the Company consists of 60,000,000 Company Shares, and 5,000,000 shares of preferred stock, without par value. As of August 18, 2005, 46,444,693 Company Shares are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding Company Shares are validly issued, fully paid and nonassessable and were issued free of preemptive rights.
Section 5.3 of the Company Disclosure Letter sets forth as of the date of this Agreement all outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company capital stock or any other equitable interest in the Company, the holders thereof, the exercise or conversion prices thereof, the expiration or termination dates, if any, thereof, and, in the case of outstanding options, identifies the Company stock plan or other Company benefit plan under which such options were granted. The Company is not a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Company Shares or (b) restricts or affects the voting rights of Company Shares. There is no liability for dividends declared or accumulated but unpaid with respect to any Company Shares or Company preferred stock.

     SECTION 5.4. Authority Relative to This Agreement. The Company has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions expressly contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions expressly contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions expressly contemplated hereby (other than as contemplated by this Agreement and the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding Company Shares entitled to vote pursuant to the CGCL (the "Requisite Company Vote")). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

     SECTION 5.5. No Violations, etc.

     (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions expressly contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws, (y) any note, bond, mortgage, indenture or deed of trust to which it is a party or to which it or any of its properties or assets may be subject, or (z) any license, Contract or other instrument or obligation to which the Company is a party or to which it or any of its properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of clause (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state, local or foreign regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) the approval of the Company's shareholders pursuant to the CGCL, (iii) filings with the Securities and Exchange Commission (the "SEC") and (iv) the government filings and third party consents identified in Section 5.5(b) of the Company Disclosure Letter.

     SECTION 5.6. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (the "Company Fairness Opinion") of D.F. Hadley & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Shares.]

     SECTION 5.7. Board Recommendation. The Board of Directors of the Company has, by unanimous vote at a meeting of such board duly held on August 21, 2005, approved and adopted this Agreement and the Merger, determined that the Merger is fair to the shareholders of the Company and recommended that the shareholders of the Company approve the principal terms of the Merger.

     SECTION 5.8. Finders or Brokers. None of the Company, the Board of Directors of the Company or any member of the Board of Directors of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 5.8 of the Company Disclosure Letter sets forth the maximum consideration (present and future) agreed to be paid to each such party.

     SECTION 5.9. Commission Filings; Financial Statements.

     (a) The Company has filed all required forms, reports and documents with the SEC since December 31, 2002, including, if applicable, in the form filed with the SEC, together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Company 10-K"), (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 2004 (the "Company Current Proxies"), (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005 (the "Company June 2005 10-Q" and, together with the Company 10-K and the Company Current Proxies, the "Company Current SEC Reports") and (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the "Company SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). Except to the extent that information contained in any Company SEC Report was revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all correspondence sent to or received from the SEC by the Company since December 31, 2002 (other than routine cover letters).

     (b) The audited financial statements and unaudited quarterly interim financial statements of the Company included or incorporated by reference in the Company SEC Reports were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except as otherwise permitted by the applicable provisions of Regulation S-X under the Securities Act) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim quarterly financial statements, contain all adjustments that are necessary in order to make the financial statements not misleading).

     (c) The Company has provided to Parent true and complete copies of the unaudited balance sheet of the Company at July 31, 2005 (the "July Balance Sheet") and the unaudited statements of income and cash flow of the Company for the period from March 31, 2005 through July 31, 2005 (collectively, the "July Financials"). The July Financials fairly present, in all material respects, the financial position of the Company at July 31, 2005 and the results of operations and cash flow of the Company for the period then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that such financial statements do not include all footnote disclosures that might otherwise be required to be included by GAAP, and are subject to normal non-recurring year-end audit adjustments. The July Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP (applied in a manner consistent with the notes of the financial statements included in the Company 10-K), except that the July Balance Sheet does not include any footnote disclosures that might otherwise be required to be included by GAAP.

     SECTION 5.10. Absence of Undisclosed Liabilities. Except as disclosed in the Company Current SEC Reports, the Company has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company's balance sheet included in the Company June 2005 10-Q and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 5.11. Absence of Changes or Events. Since December 31, 2004:

     (a) there has not been, and there would not reasonably be expected to be, a Company Material Adverse Effect;

     (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock, options, warrants, or other rights to acquire shares of capital stock, of the Company, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock;

     (c) except in the ordinary course of its business consistent with past practice, the Company has not incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

     (d) there has not been any change in the financial or the accounting methods, principles or practices of the Company, except as may be required by GAAP;

     (e) except in the ordinary course of business consistent with past practice and for amounts which are not material, there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

     (f) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such damages, destruction or loss as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

     (g) the Company has not entered into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

     (h) the Company has not offered any trade or consumer promotion programs except as disclosed in Section 5.11(h) of the Company Disclosure Letter and, except as disclosed in Section 5.11(h) of the Company Disclosure Letter, the Company has not (at any time) offered any trade or consumer promotions extending beyond December 31, 2005; and

     (i) there has not been any agreement by the Company to (i) do any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

     SECTION 5.12. Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party, except in the case of (i) and (ii), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.12 of the Company Disclosure Letter contains a description of each of the matters as of the date of this Agreement described in clauses (i) and (ii) of the preceding sentence (without giving effect to the Company Material Adverse Effect qualifier).

     SECTION 5.13. Contracts.

     (a) Section 5.13(a) of the Company Disclosure Letter contains a list of each contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation ("Contracts") to which the Company is a party or by which the Company or any of its properties or assets are bound as of the date of this Agreement described in the following clauses:

          (i) any lease of personal property providing for annual rentals of $50,000 or more and any lease of real property;

          (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without penalty on 90 days notice by the Company and that provides for or is reasonably likely to require either (A) annual payments to or from the Company of $50,000 or more, or (B) aggregate payments to or from the Company of $250,000 or more;

          (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

          (iv) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset with a fair market value of $25,000 or more is mortgaged, pledged or otherwise subject to a Lien (other than statutory growers' liens which are incurred in the ordinary course of business, which are not in dispute and for which payment is not more than 30 days past due), or any Contract restricting the incurrence of Indebtedness or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Properties, restrictions contained in the Lease Documents);

          (v) any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K;

          (vi) any Contract that purports to limit in any material respect the right of the Company (A) to engage in any business or line of business (including the scope thereof and any geographic limitations on the Company's activities), or (B) to compete with any person or operate in any location;

          (vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property;

          (viii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clauses (ii) and (vii) of this Section 5.13(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000;

          (ix) any advertising or other promotional Contract providing for payment by the Company of $25,000 or more;

          (x) any Contract pursuant to which the Company obtains or grants any rights under (including payment rights), or which by their terms restrict the right to use or practice, any Intellectual Property;

          (xi) any Contract that contains (i) either (A) any exclusivity obligation to purchase supplies/services from a single source or
               (B) any minimum purchase threshold guarantee or requirement in excess of $50,000 and (ii) a term in excess of one year and which cannot be terminated without cause or penalty within 90 days;

          (xii) any Contract where payments by the Company are based on units sold, sales, profits or any other item of income;

          (xiii) any Contract with any past or present officer, director or employee or, to the best knowledge of the Company, any entity affiliated with any past or present officer, director or employee other than those included as exhibits in the Company SEC Reports and other than the agreements executed by employees generally, the forms of which have been delivered to Parent. Notwithstanding the foregoing, Section 5.13(a)(xiii) of the Company Disclosure Letter identifies (a) any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger and (b) the amount payable under any such agreements as a result of this Agreement and the transactions expressly contemplated hereby; or

          (xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 5.13(a)) which by its terms calls for payments by the Company in excess of $50,000 (the Contracts described in clauses (i) through (xiii) and those required to be identified in Section 5.13 of the Company Disclosure Letter, in each case together with all exhibits and schedules thereto being, the "Material Contracts").

     (b) (i) The Company is not and, to the best knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) the Company has not received any claim of default under any such agreement and (iii) to the best knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both), except in the case of (i), (ii) or (iii), for such breaches, violations or defaults as do not constitute a material breach, violation or default under any such agreement. Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, as against the Company, and, to the best knowledge of the Company, as against the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments, waivers or modifications thereto.

     SECTION 5.14. Real Property.

     (a)  The Company does not own any real property.

     (b) Section 5.14(b) of the Company Disclosure Letter lists each parcel of real property currently leased or subleased by the Company (such real property, together with all plants, buildings, and improvements thereon and all rights, title, privileges and appurtenances pertaining thereto, collectively, the "Properties" or individually, a "Property"), the date of the lease and each material amendment thereto (collectively, the "Lease Documents"). The Company owns a valid leasehold interest in the Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company and, to the best knowledge of the Company, as against the other party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditor's rights generally or by general equitable or fiduciary principles.

     (c) The Company has not and, to the best knowledge of the Company, the other parties thereto have not, defaulted under the Lease Documents, and there are no facts that would now or with the giving of notice or the passage of time or both be a default under any term, covenant or condition of the Lease Documents which default is, individually or in the aggregate, reasonably expected to have a material adverse effect on the value or use by the Company of any Property.

     SECTION 5.15. Tangible Assets. The Company owns, and has good title to, or leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, in each case free and clear of all Liens. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     SECTION 5.16. Labor Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no labor strike, material slowdown or material stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized. No employee of the Company is represented by a labor union or similar organization and, to the best knowledge of the Company, there exist no ongoing discussions between the employees of the Company and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

     SECTION 5.17. Compliance with Law. The Company has been and is in material compliance with all statutes, laws, ordinances, regulations, rules and orders of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration (the "FDA"), the Nutrition Labeling and Education Act of

1990, the Public Health Security and Bioterrorism Preparedness and Responsiveness Act of 2002, the Dietary Supplement Health and Education Act of 1994 and the Sarbanes-Oxley Act of 2002, including all rules and regulations of the SEC promulgated pursuant thereto), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 5.18. Permits, Licenses and Franchises. Section 5.18 of the Company Disclosure Letter sets forth as of the date of this Agreement all of the Company's permits, licenses and franchises which are all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted. The Company has been and is in material compliance with all such permits, licenses and franchises and all such permits, licenses and franchises are in full force and effect.

     SECTION 5.19. Intellectual Property. Section 5.19 of the Company Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of all of the trademarks (whether or not registered), and trademark registrations and applications therefor, used by the Company. Except for such defects as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has or owns, directly or indirectly, all right, title and interest in and to the trademarks (whether or not registered) and trademark registrations and applications, service marks, service mark registrations and applications, trade dress and trade and product names and all goodwill in all of the foregoing, patents and patent applications, registered copyrights, copyright applications, and all rights of copyright in tangible original works, product formulations, trade secrets, know how, inventions, and other proprietary information throughout the world for the full term thereof, including all renewals (collectively, the "Intellectual Property") used by the Company. Except for such defects as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect,
(i) the Company has or owns, directly or indirectly, all right, title and interest in and to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; (ii) none of the rights of the Company in or use of such Intellectual Property has been or is currently being or, to the best knowledge of the Company, is threatened to be infringed or challenged; (iii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iv) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed; and (v) the Company owns or has adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for its operation.

     SECTION 5.20. Taxes. (i) The Company has prepared and timely filed or will timely file with the appropriate governmental agencies all material Tax Returns required to be filed through the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company, and each such Tax Return is complete and accurate in all material respects; (ii) the Company has timely paid or will timely pay all material Taxes due and payable by it through the Effective Time and has made or will make adequate accruals in accordance with GAAP for any Taxes attributable to any taxable period or portion thereof of the Company ending on or prior to the Effective Time that are not yet due and payable; (iii) all material claims, asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by the Company have been paid in full or finally settled and no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date); (iv) no audit or examination of the Company is ongoing, pending or, to the best knowledge of the Company, threatened by any taxing authority; (v) no extension of the period for assessment or collection of any Tax of the Company is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company other than in respect of property taxes that are not yet due and payable; (vii) the Company has not made, and is not and will not be required to make, any adjustment (including with respect to any period after the Merger) by reason of a change in its accounting methods for any period (or portion thereof) ending on or before the Effective Time; (viii) the Company has made timely payments of all material Taxes required to be deducted and withheld from the wages paid to its employees and from all other amounts paid to independent contractors creditors, stockholders or other third parties; (ix) the Company is not a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) the Company does not own any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company whether or not distributed; (xi) the Company has not made an election under Section 341(f) of the Code; (xii) no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiii) the Company has no liability for the Taxes of any person under United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (xiv) the Company has never had any "undistributed personal holding company income" (as defined in Section 545 of the Code); (xv) none of the assets of the Company (a) is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code), (b) may be treated as owned by any other person pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986), (c) is property used predominantly outside the United States within the meaning of proposed Treas. Reg. Section 1168-2(g) (5) or (d) is "tax exempt" and financed property within the meaning of Section 168(g)(5) of the Code; (xvi) the Company has not requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; (xvii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662; (xviii) the Company has not entered into any transfer pricing agreements with any taxing authority; (xix) the Company is not a party to any "reportable transaction" within the meaning of Treas. Reg. Section 1.6011-4 other than solely as a result of a book tax difference; and (xx) the Company has previously delivered to Parent true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

     For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

     For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     SECTION 5.21. Employee Benefit Plans; ERISA.

     (a) Section 5.21 of the Company Disclosure Letter contains as of the date of this Agreement a correct and complete list identifying each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, vacation, severance, termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, sick leave, salary continuation, medical, dental, vision, or other employee benefit plan, program or arrangement which is maintained or contributed to or required to be contributed to by the Company or any Company ERISA Affiliate or as to which the Company or any Company ERISA Affiliate has any direct or indirect, actual or contingent liability ("Benefit Plans"). The Company has delivered or made available to Parent true and complete copies of (i) each Benefit Plan (including all amendments since the last restatement), (ii) the annual report (Form 5500-series) filed with respect to each Benefit Plan (if such report was required) for each of the three most recent plan years for which such reports were filed, (iii) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description), if any, for each Benefit Plan, (iv) the most recent determination letter (or, if such plan is a prototype or volume submitter plan document that has been pre-approved by the Internal Revenue Service, an opinion letter) issued to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and (v) each trust agreement or insurance contract with respect to each Benefit Plan.

     (b) No Benefit Plans are subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any person which is (or at the relevant time was) a member of a "controlled group of corporations" with, "under common control" with, or a member of an "affiliated service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate") has ever maintained or contributed to or been required to contribute to, or had any direct or indirect, actual or contingent liability with respect to any plan subject to Title IV of ERISA.

     (c) (i) The Company and all Benefit Plans are in material compliance with the applicable provisions of ERISA and the Code; (ii) each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law; (iii) with respect to each Benefit Plan, all contributions to, and payments from, such Benefit Plan that are required to have been made under the terms of the Benefit Plan or applicable Law have been timely made, and no such plan has incurred an accumulated funding deficiency, whether or not waived; (iv) with respect to all Benefit Plans, there are no investigations by governmental entities or claims pending or, to the best knowledge of the Company, threatened (other than routine claims for benefits); (v) there have been no prohibited transactions under the Code or ERISA with respect to any Benefit Plans; (vi) with respect to all Benefit Plans that are welfare plans (as defined in ERISA
          Section 3(1)), all such plans have complied with the COBRA continuation coverage requirements of Code Section 4980B (to the extent applicable); (vii) there are no lawsuits, actions or proceedings pending or, to the best knowledge of the Company, threatened, against or involving any Benefit Plan, and (viii) with respect to each Benefit Plan, all reports, returns and similar documents required to be filed with any governmental entity or distributed to any Benefit Plan participant, beneficiary or alternate payee have been duly and timely filed or distributed.

     (d) Each Benefit Plan intended to qualify under Section 401 of the Code, is so qualified.

     (e) The Company has no liability with respect to any plans providing benefits on a voluntary basis with respect to employees employed outside the U.S.

     (f) No Benefit Plan provides for medical, life insurance or other welfare benefits following retirement or other termination of employment (other than COBRA coverage and any similar coverage mandated by state law).

     (g) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any individual to severance pay, (ii) increase or accelerate compensation due to any individual or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

     SECTION 5.22. Environmental Matters.

     (a) The Company has obtained all material Environmental Permits required in connection with its business and operations and has no knowledge that any of them will be revoked prior to their expiration, modified or will not be renewed, and has made all material registrations and given all material notifications that are required under Environmental Laws.

     (b) There is no Environmental Claim pending, or, to the best knowledge of the Company, threatened against the Company under Environmental Laws.

     (c) The Company is in material compliance with and has no liability under, Environmental Laws, including, without limitation, all of its Environmental Permits.

     (d) The Company has not assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

     (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent material compliance by the Company with Environmental Laws, or to result in any material liability of the Company under Environmental Laws.

     (f) No Lien has been recorded under Environmental Laws with respect to any property, facility or other asset currently owned or leased by the Company arising from operations of or on behalf of the Company.

     (g) The Company has not received any notification that Hazardous Materials that it or any of its predecessors in interest used, generated, stored, treated, handled, transported or disposed of have been found at any site at which any person is conducting, plans or is obligated to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws.

     (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment currently owned, operated or leased by the Company.

     (i) No property now or previously owned, operated or leased by the Company or any of its predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list relating to the Release of Hazardous Materials established under Environmental Laws arising from operations of or on behalf of the Company.

     (j) No underground or above ground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal area containing Hazardous Materials arising from operations of or on behalf of the Company is located at, under or on any property currently owned, operated or leased by the Company or, to the best knowledge of the Company, any of its predecessors in interest, nor has any of them been removed from or decommissioned or abandoned at any such property.

     (k) The Company has made available for inspection to Parent copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

     SECTION 5.23. Bank Accounts; Indebtedness.

     (a) Section 5.23(a) of the Company Disclosure Letter contains a complete and accurate list of the name of each bank in which the Company has an account or safe deposit box, the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

     (b) Section 5.23(b) of the Company Disclosure Letter contains a complete and accurate list of all indebtedness for borrowed money of the Company showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date.

     (c) Section 5.23(c) of the Company Disclosure Letter contains a complete and accurate list of all outstanding Indebtedness by the Company that will become due, go into default or give the lenders or other holders of debt instruments the right to require the Company to repay all or a portion of such loans or borrowings, in each case as a result of this Agreement, the Merger or the other transactions expressly contemplated hereby.

     SECTION 5.24. Customers and Suppliers. Since December 31, 2004, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any material customer or supplier or group of affiliated customers or suppliers of the Company nor, to the best knowledge of the Company, any notice of intent or threat to so terminate, cancel or materially curtail any such business relationship.

     SECTION 5.25. Accounts Receivable. All accounts receivable of the Company reflect bona fide transactions and have been reduced by sufficient reserves, in accordance with GAAP, for bad debts, returns, allowances, cash discounts and customer promotional allowances reflected in the Company's financial statements.

SECTION 5.26. Inventory. (a) All inventory of the Company is valued on the Company's books and records at the lower of cost or market; (b) obsolete items, items whose date code has expired and items of below standard quality have been written off or written down to their net realizable value on the books and records of the Company; and (c) the Company has fully written off on its books and records (i) all inventory of the Company of any type of product or ingredient for which the Company has not had any sales for the past six months,
(ii) all inventory of the Company which the Company, in its ordinary course of business consistent with past practice, would not sell due to the proximity of the expiration of the item's or product's useful life and (iii) all inventory of organic products of the Company that does not conform to the National Organic Program standards. All such inventory of the Company consisting of raw materials or packaging is usable in the ordinary course of business consistent with past practice, and all such inventory consisting of finished goods of the Company is, and all such inventory consisting of work in process of the Company will upon completion be, of merchantable quality, meeting all contractual, FDA, USDA and Nutrition Labeling and Education Act of 1990 requirements, and is, or in the case of work in process, will be, saleable in the ordinary course of business consistent with past practice.

     SECTION 5.27. Product Warranty. (a) The Company has not made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company except as contained in the Material Contracts; (b) to the best knowledge of the Company there are no warranties (express or implied) outstanding with respect to any such product or products or services other than any such implied by law or the Company's customer purchase order or contract forms, or the Company's order information forms or as contained in the Material Contracts; (c) there are no material design, manufacturing or other defects, latent or otherwise, with respect to any such products; and (d) such products are nontoxic. The Company has not modified or expanded its warranty obligation to any customer except as contained in the Material Contracts. No products have been sold or distributed by the Company under an understanding that such products would be returnable other than in accordance with the Company's written standard returns policy.

     SECTION 5.28. Product Recalls. Since December 31, 2003, there have not been any recalls, whether voluntary, required by any governmental authority or agency or otherwise, of products manufactured, distributed or sold by the Company.

     SECTION 5.29. Insurance. Section 5.29 of the Company Disclosure Letter sets forth as of the date of this Agreement in detail a listing of the type of insurance coverage, deductibles, coverages and other material terms of the insurance carried by the Company, which are in such amounts and covering such risks as is reasonable and customary for businesses of the type conducted by the Company.

     SECTION 5.30. Reorganization. Neither the Company nor, to the best knowledge of the Company, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor, to the best knowledge of the Company, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VI.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Parent Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent represents and warrants to the Company that:

     SECTION 6.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent, or (ii) prevents or materially impedes or delays the performance by the Parent of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement; provided, however, that with respect to clause (i), Parent Material Adverse Effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) the announcement of the pendency of the Merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); or (c) compliance with the express terms of, or the taking of any action expressly required by, this Agreement. Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws. Parent has delivered to the Company accurate and complete copies of its certificate of incorporation and by-laws, as currently in effect.

     SECTION 6.2. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of August 17, 2005, 37,286,132 shares of Parent Common Stock are issued and outstanding, 100,000 shares are issued and held as treasury shares and no shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are, and any shares of Parent Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights. Other than the transactions contemplated by this Agreement, neither Parent nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Parent Common Stock, or (b) restricts or affects the voting rights of Parent Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any Parent Common Stock.

     SECTION 6.3. Authority Relative to This Agreement. Parent has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than as contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

     SECTION 6.4. No Violations, etc.

     (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.4(b) hereof, neither the execution and delivery of this Agreement by Parent nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or
          (z) any license, lease, agreement or other instrument or obligation, to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y) and (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by Parent, Parent Subsidiary or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) filings with The Nasdaq Stock Market, Inc. and (iii) filings with the SEC and state securities administrators.

     (c) As of the date hereof, Parent and its subsidiaries are not in violation of or default under (x) their respective certificates or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses
          (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 6.5. Commission Filings; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since June 30, 2002, including, in the form filed with the SEC together with any amendments thereto,
(i) its Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (the "Parent 10-K"), (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 2004 (the "Parent Current Proxies"), (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004, December 31, 2004 and March 31, 2005 (the "Parent Current 10-Qs" and, together with the Parent 10-K and the Parent Current Proxies, the "Parent Current SEC Reports") and (iv) all other reports or registration statements filed by Parent with the SEC since June 30, 2002 (collectively, the "Parent SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its subsidiaries included or incorporated by reference in such Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Parent SEC Report was revised or superseded by a later filed Parent SEC Report, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 6.6. Reorganization. None of Parent, Parent Subsidiary or any affiliate of Parent has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of Parent, Parent Subsidiary or any affiliate of Parent is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.7. Absence of Parent Material Adverse Effect. Since June 30, 2004, there has not been, and there would not reasonably be expected to be, a Parent Material Adverse Effect.

                                  ARTICLE VII.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 7.1. Conduct of Business of the Company Pending the Merger. Except as expressly contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to keep intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a)  amend its articles of incorporation or by-laws;

     (b) authorize for issuance, issue, sell, deliver, grant any warrants, options or other rights for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options);

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

     (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practices; (iii) make any loans or advances (except in the ordinary course of business consistent with past practice) to, capital contributions to, or investments in, any other person; or (iv) pledge or otherwise encumber shares of capital stock of the Company;

     (e) (i) increase in any manner the compensation of (x) except under the terms of any agreement in existence on the date hereof, any of its directors or officers or (y) any other employee except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) except under the terms of any agreement or policy in existence on the date hereof, any of its directors or officers or (y) any other employee except in the ordinary course of business consistent with past practice; or (iv) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

     (f) enter into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

     (g) except as set forth in Section 7.1(g) of the Company Disclosure Letter, enter into any other agreements, commitments or contracts in excess of $50,000 in the aggregate, except agreements, commitments or contracts in the ordinary course of business consistent with past practice and agreements, commitments or contracts for third party services in connection with the Merger;

     (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

     (i) authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than expenditures that were (a) included in the Company's capital expenditure budget for the current fiscal year, which is set forth in Section 7.1(i) of the Company Disclosure Letter or (b) incurred as a result of the transactions contemplated by this Agreement;

     (j) make any change in the accounting methods or accounting practices followed by the Company, except changes required by Law or by GAAP;

     (k) settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting;

     (l) take, cause or permit to be taken any action, whether before or after the Effective Date, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of
          Section 368(a) of the Code;

     (m)  create or acquire any subsidiary;

     (n) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement;

     (o) make any increase in the Company's trade or consumer promotions from those reflected in the Company Budget, or consumer promotions extending beyond December 31, 2005 without Parent's written approval; or

     (p)  agree to do any of the foregoing.

     SECTION 7.2. Conduct of Business of Parent Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company or as previously publicly disclosed, during the period from the date of this Agreement to the Effective Time, each of Parent and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                            COVENANTS AND AGREEMENTS

     SECTION 8.1. Preparation of the Registration Statement; Shareholder
Meeting.

     (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a registration statement in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") including a proxy statement/prospectus, in definitive form, relating to the Company Shareholder Meeting, the related proxy and notice of meeting, and soliciting material used in connection therewith (referred to herein collectively as the "Proxy Statement"). Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger (the "Company Board Recommendation"), except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section
          8.5. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Parent shall also take any commercially reasonable action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and its counsel the opportunity to review and comment thereon. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

     (c) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each party will promptly inform the other party of the occurrence of any event prior to the Effective Time which would render such information so provided incorrect in any material respect or require the amendment of the Proxy Statement or the Registration Statement. The Proxy Statement (except for information relating solely to Parent and Parent Subsidiary) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (d) The Company shall duly call, give notice of, and, as soon as practicable following the effectiveness of the Registration Statement, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Requisite Company Vote and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger, and shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of approval and adoption of this Agreement and the Merger; provided, however, that such recommendation is subject to Section 8.5 hereof.

     SECTION 8.2. SEC Reports. Until the Closing Date, the Company will timely file with the SEC all required forms, reports and documents required by applicable Law, rule or regulation to be filed therewith, all of which will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and which will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 8.3. Additional Agreements; Cooperation.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Parent Subsidiary or the Company and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in
          Section 5.5(a) or 5.5(b) of the Company Disclosure Letter, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (vi) provide all necessary information for the Registration Statement and (vii) to fulfill all conditions to this Agreement.

     (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority.

     (c) Within 20 business days of the end of each calendar month, the Company will provide to Parent true and complete copies of an unaudited balance sheet and statement of income for the Company for the previous month (collectively, the "Monthly Financials"). The Monthly Financials will fairly present, in all material respects, the financial position of the Company at, as of and for the periods therein indicated, and will be prepared in accordance with GAAP applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by GAAP, and are subject to normal non-recurring year-end audit adjustments.

     (d) The Company will provide to Parent the weekly sales reports generated by the Company.

     SECTION 8.4. Publicity. The Company and Parent agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by Law.

     SECTION 8.5. No Solicitation.

     (a) From the date of this Agreement until the Effective Time, except as specifically permitted in 8.5(d), the Company shall not, and shall direct its Representatives not to, directly or indirectly:

          (i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

          (ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company to, any person that has made or has indicated an intention or to make or is considering making a Takeover Proposal;

          (iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

          (iv) approve, endorse or recommend any Takeover Proposal; or

          (v) enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

     (b) The Company shall, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each person who has executed a confidentiality agreement with the Company in connection with that person's consideration of a Takeover Proposal return or destroy all non-public information furnished to that person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company's obligations under this
          Section 8.5.

     (c) The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication by any person that it is considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a written description of such Takeover Proposal). The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.

     (d)  Subject to the Company's compliance with the provisions of this
          Section 8.5 and based on written advise of its outside counsel, and only until the Requisite Company Vote is obtained, the Company and its Board of Directors shall be permitted to:

          (i) engage in discussions with a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 solely to clarify the terms of such Takeover Proposal, or engage in discussions or negotiations with a person who has made a written Takeover Proposal not solicited in violation of this
               Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal;

          (ii) furnish or disclose any non-public information relating to the Company to a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal, but only so long as the Company (A) has caused such person to enter into a confidentiality agreement with the Company on terms and conditions substantially the same as those contained in the Confidentiality Agreement entered into with Parent (the "Confidentiality Agreement") and (B) concurrently discloses the same such non-public information to Parent if not previously disclosed;

          (iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, if the Board of Directors of the Company has determined, based on the advice of outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; or

          (iv) subject to compliance with Section 10.4(a), enter into an agreement providing for the implementation of a Superior Proposal.

     (e) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines, based on the advice of outside legal counsel, is required under applicable Law.

     (f) "Superior Proposal" means a Takeover Proposal (i) which the Board of Directors of the Company determines is on terms and conditions materially more favorable from a financial point of view to the shareholders of the Company than those contemplated by this Agreement (based on advice received from financial advisors), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Board of Directors of the Company, is reasonably likely to be available.

     (g) "Takeover Proposal" means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company representing 20% or more of the assets of the Company, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement.

     SECTION 8.6. Access to Information.

     (a) From the date of this Agreement until the Effective Time, the Company, after reasonable notice, will give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all owned and leased properties, facilities, co-packaging facilities (to the extent the Company has or can arrange such access), personnel and operations and to all of its books and records, will permit Parent to make such inspections, investigations and assessments as it may reasonably require and will cause its officers, employees and agents after reasonable notice, to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request, including, without limitation, any documents or information required by the lenders under Parent's credit facility. Notwithstanding the foregoing, nothing in this Section 8.6 shall require the Company to provide access or information if withholding such disclosure is reasonably determined by the Company's Board of Directors to be required by fiduciary duties.

     (b) All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement. This provision shall survive any termination of this Agreement.

     SECTION 8.7. Notification of Certain Matters. Prior to the Effective Time, the Company or Parent, as the case may be, shall promptly notify the other of
(i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     SECTION 8.8. Indemnification and Insurance. For a period of six (6) years after the Effective Time:

     (a) Parent and the Surviving Company shall maintain in effect, and Parent shall cause the Surviving Company to comply with and shall comply with, the provisions regarding indemnification of officers and directors contained in the articles of incorporation and by-laws of the Company and any directors, officers or employees indemnification agreements of the Company as in effect on the date hereof and listed in Section 8.8 of the Company Disclosure Letter;

     (b) Parent and the Surviving Company shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time; provided that in satisfying its obligation under this Section 8.8(b), the Surviving Company and Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum that the Company has paid in its last full fiscal year, which amount the Company has disclosed to Parent, prior to the date hereof (the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company and Parent shall be obligated to obtain a policy with the greatest coverage available for the costs not exceeding such Maximum Annual Premium; and

     (c) Parent and the Surviving Company shall indemnify the directors and officers of the Company to the fullest extent to which Parent or the Surviving Company is permitted to indemnify such officers and directors under its certificate of formation and operating agreement and the CLLCA.

     SECTION 8.9. Fees and Expenses.

     (a) Subject to Section 10.1, whether or not the Merger is consummated, the Company, the Company's shareholders and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     (b) If the Merger is consummated, Parent shall assume the Company's expenses incurred in connection with the Merger; provided that to the extent that such expenses for third party services and fees to outside directors, in each case incurred after March 31, 2005, and payments to be made by Parent under the Non-Competition Agreement between Parent and Neil Blomquist dated as of the date hereof (collectively, the "Company Expenses") exceed $725,000 in the aggregate, such excess (the "Excess Company Expenses") shall result in a dollar-for-dollar reduction in the aggregate Cash Consideration, as provided in Section
          3.1 hereof. The Company shall provide Parent with a reasonably detailed, good-faith estimate of the Company Expenses, including related invoices, at least two business days prior to the Closing Date.

     SECTION 8.10. Affiliate Letters. The Company shall use commercially reasonable efforts to cause each person who is, at the time this Agreement is submitted for adoption by the shareholders of the Company, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, to deliver to Parent as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto.

     SECTION 8.11. Nasdaq Listing. Parent shall cause the Stock Consideration to be approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance, prior to the Closing Date.

     SECTION 8.12. Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company or Parent, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

     SECTION 8.13. Company Employees.

     (a) From and after the Effective Time, Parent and the Surviving Company will honor and assume, in accordance with their terms, all existing written employment agreements between the Company and any officer, director, or employee of the Company disclosed in Section 5.13(a)(xiii) of the Company Disclosure Letter. Parent shall treat employment by the Company prior to the Effective Time the same as employment with Parent for purposes of vesting and eligibility under any employment benefit plan of Parent and its subsidiaries, including the Surviving Company.

     (b) From and after the Effective Time, Parent may pay severance and/or retention to terminated Company employees.

     SECTION 8.14. Tax Treatment. Unless otherwise required by law (including the good faith resolution of a tax audit), each of Parent and the Company shall treat the Merger as a reorganization under the provisions of Section 368 of the Code on its Tax Returns. At or prior to Closing, each of Parent and the Company shall execute and deliver to Cahill Gordon & Reindel LLP and to Cooley Godward LLP tax representation letters relating to the Merger substantially in the form attached as Exhibit B hereto (the "Tax Representation Letters"). Following delivery of such tax representation letters, each of Parent and the Company shall use reasonable efforts to cause Cahill Gordon & Reindel LLP and Cooley Godward LLP, respectively, to deliver to it a tax opinion that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, substantially in the form attached as Exhibit C hereto.

     SECTION 8.15. Assignment of Life Insurance. On or prior to the Closing Date, the Company shall assign to Mr. Jethren Phillips the Company's New York Life whole life insurance policy (including any cash surrender value) on Mr. Phillips' life.

                                  ARTICLE IX.

                              CONDITIONS TO CLOSING

     SECTION 9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Company Shareholder Approval. The Requisite Company Vote shall have been obtained.

     (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

(c) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance.

     SECTION 9.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties set forth in
          Section 5.3 shall be true and correct in all respects as of the Effective Time, as though made on as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have delivered to Parent an officer's certificate, in form and substance satisfactory to Parent and its counsel, to the effect of the matters stated in this Section 9.2(a) and in Sections 9.2(b) and 9.2(c).

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects (or, with respect to the Company's obligations under Section 8.6 hereof as they relate to access to any and all documents described or referred to in the Company Disclosure Letter, in all respects) all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) No Company Material Adverse Effect. Since the date hereof, there shall not have been, and there shall not reasonably be expected to be, any Company Material Adverse Effect that is continuing.

     (d) Dissenters' Rights. The holders of not more than 10% of the outstanding Company Shares shall (i) immediately following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL or
          (ii) 30 days following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL.

     (e) Consents and Approvals. The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

     (f) Payoff Letters. The Company shall have delivered to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent and its counsel, with respect to all Company Indebtedness existing as of (or, as Parent may reasonably request, existing prior to) the Effective Time.

     (g) Tax Opinion. Parent shall have received from its counsel, Cahill Gordon & Reindel LLP, an opinion substantially in the form attached as Exhibit C hereto; provided that this condition shall be deemed waived if the representations contained in the Tax Representation Letters are true in all material respects.

     SECTION 9.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect. In addition, the representations and warranties set forth in
          Section 6.2 shall be true and correct in all respects as of the Effective Time, as though made on as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have delivered to the Company an officer's certificate, in form and substance satisfactory to the Company and its counsel, to the effect of the matters stated in this
          Section 9.3(a) and in Section 9.3(b).

     (b) Performance of Obligations of Parent and Parent Subsidiary. Parent and Parent Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

     (c) Consents and Approvals. The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

     (d) Dissenters' Rights. The holders of not more than 20% of the outstanding Company Shares shall (i) immediately following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL or
          (ii) 30 days following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL.

     (e) Tax Opinion. The Company shall have received from its counsel, Cooley Godward LLP, an opinion substantially in the form attached as Exhibit C hereto; provided that this condition shall be deemed waived if the representations contained in the Tax Representation Letters are true in all material respects.

     (f) No Parent Material Adverse Effect. Since the date hereof, there shall not have been, and there shall not reasonably be expected to be, any Parent Material Adverse Effect that is continuing.

                                   ARTICLE X.

                                   TERMINATION

     SECTION 10.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

     SECTION 10.2. Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

     (a) if the Merger has not been consummated by December 31, 2005 (or, if the SEC reviews the Registration Statement, by January 31, 2006) except that the right to terminate this Agreement under this clause
          (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; provided, that the deadlines in this clause (a) shall be extended for an additional 30 calendar days if the condition described in Section 9.2(d)(i) is not met.

     (b) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholder Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

     (c)  if any Law prohibits consummation of the Merger; or

     (d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

     SECTION 10.3. Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

     (a) if the Board of Directors of the Company withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent;

     (b) if (i) the Board of Directors of the Company approves, endorses or recommends a Takeover Proposal, (ii) the Company enters into a Contract relating to a Takeover Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, (iv) any person solicits proxies of shareholders of the Company prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such solicitation by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such solicitation by its shareholders, which shall constitute a failure to recommend against acceptance of such solicitation) within ten business days after commencement, or (v) the Company or its Board of Directors publicly announces its intention to do any of the foregoing; or

     (c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.2(a), 9.2(b) or 9.2(c) and (ii) has not been cured by the Company within ten business days after the Company's receipt of written notice of such breach from Parent.

     SECTION 10.4. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

     (a) if the Board of Directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

          (i) the Company Shareholder Meeting shall have been held, stockholders of the Company shall have voted on adoption of this Agreement and the Requisite Company Vote was not obtained;

          (ii) the Company is not then and has not been in breach of any of its obligations under Section 8.5 in any material respect;

          (iii) the Board of Directors of the Company has determined, after consulting with an independent financial advisor, that such definitive agreement constitutes a Superior Proposal;

          (iv) the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice; and

          (v) during the eight business day period following Parent's receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with), Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; or

     (b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.3(a), 9.3(b) or 9.3(c) and (ii) has not been cured by Parent within ten business days after Parent's receipt of written notice of such breach from the Company.

     SECTION 10.5. Effect of Termination. If this Agreement is terminated pursuant to this Article X, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, member, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 8.5(b), this Section 10.5 and Section 10.6 shall survive any termination of this Agreement.

     SECTION 10.6. Payments Following Termination. The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $900,000 (the "Termination Fee"):

     (a) if this Agreement is terminated by the Company pursuant to Section 10.4(a), in which case payment shall be made before or concurrently with such termination and prior to entry into a Contract relating to a Takeover Proposal;

     (b) if this Agreement is terminated by Parent pursuant to Section 10.3(a) or Section 10.3(b), in which case payment shall be made within two business days of such termination; or

     (c) if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 10.2 or by Parent pursuant to Section 10.3(c) and (C) within 18 months following the date of such termination, the Company shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two business days of the date on which the Company consummates such Takeover Proposal.

                                  ARTICLE XI.

                                  MISCELLANEOUS

     SECTION 11.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 11.2. Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     SECTION 11.3. Notices.

     (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Parent or Parent Subsidiary:

                           The Hain Celestial Group, Inc.
                           58 South Service Road
                           Melville, New York 11747
                           Facsimile No.:  (631) 730-2561
                           Attention:  Chief Financial Officer

                           with a copy (which shall not constitute notice) to:

                           Cahill Gordon & Reindel LLP
                           80 Pine Street
                           New York, New York  10005
                           Facsimile No.:  (212) 269-5420
                           Attention:  Geoffrey E. Liebmann, Esq.

                  If to the Company:

                           Spectrum Organic Products, Inc.
                           5341 Old Redwood Highway, Suite 400
                           Petaluma, California 94954
                           Facsimile No.:  (707) 765-1187
                           Attention:  Jethren P. Phillips

                           with a copy (which shall not constitute notice) to:

                           Cooley Godward LLP
                           One Maritime Plaza, 20th Floor
                           San Francisco, CA  94111
                           Facsimile No.:  (415) 951-3699
                           Attention:  Susan Philpot, Esq.

     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     SECTION 11.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 11.5. Interpretation.

     (a) The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     (b)  As used in this Agreement:

          (i) "Company Budget" means the Summary Comparative Income Statement of Spectrum Organic Products, Inc. for January-December 2005 and 2004, dated May 27, 2005, as provided to Parent.

          (ii) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

          (iii) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of, or failure or alleged failure to comply with, Environmental Laws;

          (iv) "Environmental Laws" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety including, without limitation, those relating to the generation, storage, treatment, transport, handling or disposal or Release or threatened Release of Hazardous Materials;

          (v) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws;

          (vi) "Hazardous Materials" means pollutants, contaminants, substances, constituents, compounds, chemicals, materials or wastes subject to regulation or which can give rise to liability under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

          (vii) "Indebtedness" means (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) obligations under conditional sale or other title retention Contracts relating to purchased property, (iii) any leases which under GAAP are required to be treated as capital leases, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any of the foregoing of any other person;

          (viii) "Laws" means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any governmental entity;

          (ix) "Liens" means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances;

          (x) "Order" means any orders, judgments, injunctions, awards, decrees or writes handed down, adopted or imposed by any governmental authority;

          (xi) "Permitted Liens" means (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business consistent with past practice and (iv) all Liens and other encumbrances that are typical for the applicable property type and locality and which do not materially interfere with the conduct of the business of the Company or the use of the Property or materially impair the value of the Property;

          (xii) "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

          (xiii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in, into or through the Environment;

          (xiv) "Representatives" means, when used with respect to Parent or the Company, their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives, as applicable, and their respective Subsidiaries;

          (xv) "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and

          (xvi) "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     (c)  In addition, the following terms are defined in the following
          Sections:

Term                                               Section
------------------------------------------------   -----------------------------

Additional Payments                                3.2(c)
Benefit Plans                                      5.21(a)
Cash Consideration                                 3.1(b)
CERCLA                                             5.22(i)
Certificate of Merger                              1.4
Certificates                                       3.2(b)
CGCL                                               Preamble
CLLCA                                              Preamble
Closing                                            1.3
Closing Date                                       1.3
Code                                               Preamble
Company                                            Preamble
Company Board Recommendation                       8.1(a)
Company Current Proxies                            5.9(a)
Company Current SEC Reports                        5.9(a)
Company Disclosure Letter                          first paragraph of Article V
Company ERISA Affiliate                            5.21(b)
Company Expenses                                   8.9(b)
Company Fairness Opinion                           5.6
Company June 2005 10-Q                             5.9(a)
Company Material Adverse Effect                    5.1
Company SEC Reports                                5.9(a)
Company Shareholder Meeting                        8.1(d)
Company Shares                                     Preamble
Company Stock Option                               3.1(c)
Company 10-K                                       5.9(a)
Company Warrant                                    3.1(d)
Contracts                                          5.13(a)
Dissenting Shareholder                             3.1(e)
Dissenting Shares                                  3.1(e)
Effective Date                                     1.5
Effective Time                                     1.5
ERISA                                              5.21(a)
Excess Company Expenses                            8.9(b)
Exchange Act                                       5.9(a)
Exchange Agent                                     3.2(a)
Exchange Fund                                      3.2(a)
Exchanging Company Shares                          3.1(b)

Term                                               Section
------------------------------------------------   -----------------------------

FDA                                                5.17
GAAP                                               5.9(b)
Intellectual Property                              5.19
July Balance Sheet                                 5.9(c)
July Financials                                    5.9(c)
Lease Documents                                    5.14(b)
Material Contracts                                 5.13(a)(xiv)
Maximum Annual Premium                             8.8(b)
Merger                                             Preamble
Merger Consideration                               3.1(b)
Parent                                             Preamble
Parent Common Stock                                3.1(b)
Parent Common Stock Market Price                   3.1(b)
Parent Current Proxies                              6.5
Parent Current SEC Reports                         6.5
Parent Current 10-Qs                               6.5
Parent Disclosure Letter                           first paragraph of Article VI
Parent Material Adverse Effect                     6.1
Parent SEC Reports                                 6.5
Parent Subsidiary                                  Preamble
Parent 10-K                                        6.5
Property                                           5.14(b)
Properties                                         5.14(b)
Proxy Statement                                    8.1(a)
Registration Statement                             8.1(a)
Requisite Company Vote                             5.4
Restraints                                         9.1(b)
SEC                                                5.5(b)
Securities Act                                     5.9(a)
Stock Consideration                                3.1(b)
Stock Option Consideration                         3.1(c)
Superior Proposal                                  8.5(f)
Surviving Company                                  1.2
Takeover Proposal                                  8.5(g)
Tax                                                5.20
Taxes                                              5.20
Tax Representation Letters                         8.14
Tax Return                                         5.20
Ten Day Average                                    3.1(b)
Termination Fee                                    10.6
Trading Day                                        3.1(b)
Treas. Reg.                                        5.20
Warrant Consideration                              3.1(d)

     SECTION 11.6. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of each of Parent and the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by such stockholders without the further approval of such stockholders; and provided, further, that this Agreement shall not be amended after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 11.7. No Third Party Beneficiaries. Except for the rights set forth under Section 8.8, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     SECTION 11.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

     SECTION 11.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 11.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     SECTION 11.11. No Recourse Against Others. No director, officer or employee, as such, of Parent, Parent Subsidiary or the Company or any of their respective subsidiaries shall have any liability for any obligations of Parent, Parent Subsidiary or the Company, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

     SECTION 11.12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                                      -47

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.


                              THE HAIN CELESTIAL GROUP, INC.


                              By:    /s/ Irwin D. Simon
                                     -------------------------------------------
                                     Name:    Irwin D. Simon
                                     Title:   Chief Executive Officer, President
                                              and Chairman of the Board



                              By:    /s/ Ira J. Lamel
                                     -------------------------------------------
                                     Name:    Ira J. Lamel
                                     Title:   Executive Vice President and
                                              Chief  Financial Officer

                             SPECTRUM ORGANIC PRODUCTS, INC.


                             By:    /s/ Jethren Phillips
                                    --------------------------------------------
                                    Name:  Jethren Phillips
                                    Title:    Chairman of the Board


                             By:    /s/ Neil Blomquist
                                    --------------------------------------------
                                    Name:  Neil Blomquist
                                    Title: President and Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------


                       [FORM OF COMPANY AFFILIATE LETTER]

Ladies and Gentlemen:

     I have been advised that I may be considered to be an "affiliate" of Spectrum Organic Products, Inc. (the "Company") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

     The Hain Celestial Group, Inc. ("Parent") and the Company have entered into an Agreement and Plan of Merger dated as of August 23, 2005 (the "Merger Agreement"). Upon consummation of the transactions contemplated by the Merger Agreement (the "Merger"), I will receive cash and shares of capital stock of Parent for all of the shares of capital stock of the Company owned by me or as to which I may be deemed a beneficial owner. I own ______ shares of common stock of the Company. Such shares will be converted in the Merger into cash and shares of common stock of Parent as described in the Merger Agreement. The shares of Company capital stock and Parent capital stock owned by me or as to which I may deem to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the "Pre-Merger Stock" and the shares of Parent capital stock received by me in the Merger are hereinafter collectively referred to as the "Exchange Stock." This agreement is hereinafter referred to as the "Letter Agreement."

     I represent and warrant to, and agree with, the Company and Parent that:

          A. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

          B. The shares of common stock of Parent that I shall receive in exchange for my shares of common stock of the Company are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act.

          C. I agree with you not to dispose of any such shares of common stock of Parent in any manner that would violate Rule 145.

          I further agree with you that the certificate or certificates representing such shares of common stock of Parent may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

          D. I understand that stop transfer instructions will be given to the Company, Parent and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

     The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of this agreement (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about Parent, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

     This Letter Agreement shall be binding on my heirs, legal representatives and successors.


                                     Very truly yours,


                                     -------------------------------------------
                                                 [Name of Shareholder]

                                     By:                                      *
                                            ------------------------------------
                                            Name:
                                            Title:


*To be completed if the shareholder is an entity other than an individual.

                                                                       EXHIBIT B
                                                                       ---------


                                     FORM OF
                                     COMPANY
                            TAX REPRESENTATION LETTER

     In connection with the opinions to be delivered Cooley Godward LLP ("Cooley") and Cahill Gordon & Reindel LLP ("Cahill") concerning certain U.S. federal income tax consequences of the merger (the "Merger") of Spectrum Organic Products, Inc., a California corporation (the "Company"), with and into [______] ("Merger Sub"), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation ("Parent"), pursuant to an Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the "Merger Agreement"), and recognizing that Cooley and Cahill will rely on this Certificate in delivering said opinions, the undersigned officer of the Company hereby represents as of the Effective Time on behalf of the Company that to the best knowledge and belief of such officer, after due inquiry, the facts relating to the Merger, as such facts are set forth in the Merger Agreement and the Registration Statement, and insofar as such facts pertain to the Company, are true and complete.

     For purposes of this Certificate, (1) capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement, (2) "control" of a corporation means the direct ownership of stock of such corporation possessing at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and at least 80% of the total number of shares of each other class of such corporation's stock, (3) a person (including an entity) will be considered to have sold or otherwise disposed of an asset (including, without limitation, stock of a corporation) if such person transfers a material portion of the risk of loss and a material portion of the economic upside with respect to such asset (through a derivative contract or otherwise), (4) a person will be considered to have purchased or otherwise acquired an asset if such person bears a material portion of the economic risk of loss with respect to, and is entitled to a material portion of the economic upside with respect to, such asset and (5) a person will not be considered as owning or holding an asset if such person has sold or disposed of such asset within the meaning of clause (3) above.

     The undersigned further represents as of the Effective Time on behalf of the Company, to the best knowledge and belief of the undersigned, after due inquiry, the following:

     1. The formula for determining the Merger Consideration was the result of arm's length bargaining between Parent and Company and represents an arm's length price for the outstanding Company Shares.

     2. Neither the Company nor any person related to the Company within the meaning of Treas. Reg. ss.ss. 1.368-1(e)(3), (e)(4) and (e)(5) has in contemplation of the Merger (or otherwise as part of a plan of which the Merger is a part) purchased, redeemed, or otherwise acquired (directly or indirectly), or made any distributions (other than regular, normal dividends unrelated to the Merger) with respect to, any Company Shares. For purposes of the preceding sentence, Company Shares repurchased by the Company in connection with a general stock repurchase program shall be disregarded, provided that (i) such stock repurchase program was not created or modified in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part and (ii) the business purpose for such stock repurchase program is entirely independent of the Merger.

     3. Other than the Company Shares, the Company at no point during the five year period ending at the Effective Time has had outstanding any stock, indebtedness, options, warrants, or other debt or equity securities or contract rights that have been or will be treated as stock for U.S. federal income tax purposes.

     4. The payment of cash in lieu of fractional shares of common stock of Parent ("Parent Common Stock") does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to shareholders of the Company ("Company Shareholders") in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company Shareholders in exchange for their Company Shares.

     5. Throughout the five year period ending at the Effective Time, the Company has been engaged in the business of manufacturing, marketing and selling organic and natural oils (the Company's "historic business"). Throughout such five year period, substantially all of the Company's assets have been employed exclusively in the Company's historic business and substantially all of the Company's revenue and income have been derived from the Company's historic business. The Company has not at any time during the five year period ending at the Effective Time discontinued or contracted any material portion of its historic business or sold or otherwise disposed of any material assets used in its historic business, other than asset dispositions in the ordinary course of business.

     6. Except as expressly provided in Section 8.9 of the Merger Agreement, the Company has paid and will pay its own expenses incurred in connection with the Merger. Neither Company nor any person related to Company within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of any Company Shareholder. Neither Parent nor any person related to Parent within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of any Company Shareholder.

     7. There is no indebtedness between Company (or any person related to Company within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5)), on the one hand, and Parent (or any person related to Parent within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5), including Merger Sub) on the other hand, and there was no such indebtedness that was settled, cancelled or repaid in contemplation of the Merger.

     8. The fair market value of the Parent Common Stock issued in the Merger to Company Shareholders (in the aggregate) will equal at least 40 percent of the fair market value of the total consideration issued in the Merger to Company Shareholders (in the aggregate), each measured at the Effective Time. For purposes of this calculation, the total consideration issued in the Merger to Company Shareholders (in the aggregate) will include amounts received by Company Shareholders in respect of their dissenters' rights and cash received by Company Shareholders in lieu of fractional shares of Parent Common Stock.

     9. None of the cash or Parent Common Stock to be received in the Merger by any Company Shareholder has been or will be separate consideration for, or allocable to, past or future services or any employment or consulting agreement or agreement not to compete or anything else other than such Company Shareholder's Company Shares. Other than the Merger Consideration, no consideration previously paid or to be paid by Company, Parent or any person related (within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5)) to Company or Parent prior to or after the Effective Time (a "Company Affiliate or Parent Affiliate") to any Company Shareholder employed (or to be employed) or otherwise engaged (or to be engaged) by Company, Parent or any Company Affiliate or Parent Affiliate was or will be separate consideration for, or allocable to, such shareholder's Company Shares, and such consideration was or will be for services actually rendered in the ordinary course of his or her employment or engagement (or for an agreement not to compete) and was or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services (or agreements not to compete).

     10. Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     11. Company has not been a "United States real property holding corporation" within the meaning of Section 897 of the Code at any time during the five year period ending at the Effective Time.

     12. All of the options and warrants to acquire Company Shares that have been outstanding at any time during the five year period ending at the Effective Time were issued with a per share exercise price of no less than 100% of the fair market value of such share at the time of grant, and the terms of such options and warrants have never been modified, except for customary anti-dilution adjustments in connection with stock splits. No option or warrant to acquire Company Shares outstanding during such five year period was issued with a term of more than 10 years.

     13. Immediately prior to the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     14. The liabilities of Company assumed by Merger Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

     15. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16. Company has not taken any position on any federal, state, local or foreign income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     17. The Merger Agreement represents and will represent the full and complete agreement among Parent, Merger Sub, Company and the Company Shareholders regarding the Merger, and there are and will be no other written or oral agreements regarding the Merger.

     IN WITNESS WHEREOF, I have signed this Certificate on this ___ day of _______, 2005.


                                            SPECTRUM ORGANIC PRODUCTS, INC.



                                            By:
                                                   -----------------------------
                                                   Name:

                                                   Title:

                                     FORM OF
                                     PARENT
                            TAX REPRESENTATION LETTER

     In connection with the opinions to be delivered Cooley Godward LLP ("Cooley") and Cahill Gordon & Reindel LLP ("Cahill") concerning certain U.S. federal income tax consequences of the merger (the "Merger") of Spectrum Organic Products, Inc., a California corporation (the "Company"), with and into [______] ("Merger Sub"), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation ("Parent"), pursuant to an Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the "Merger Agreement"), and recognizing that Cooley and Cahill will rely on this Certificate in delivering said opinions, the undersigned officer of Parent hereby represents as of the Effective Time on behalf of Parent that to the best knowledge and belief of such officer, after due inquiry, the facts relating to the Merger, as such facts are set forth in the Merger Agreement and the Registration Statement, and insofar as such facts pertain to Parent and Merger Sub, are true and complete.

     For purposes of this Certificate, (1) capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement, (2) "control" of a corporation means the direct ownership of stock of such corporation possessing at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and at least 80% of the total number of shares of each other class of such corporation's stock, (3) a person (including an entity) will be considered to have sold or otherwise disposed of an asset (including, without limitation, stock of a corporation) if such person transfers a material portion of the risk of loss and a material portion of the economic upside with respect to such asset (through a derivative contract or otherwise), (4) a person will be considered to have purchased or otherwise acquired an asset if such person bears a material portion of the economic risk of loss with respect to, and is entitled to a material portion of the economic upside with respect to, such asset and (5) a person will not be considered as owning or holding an asset if such person has sold or disposed of such asset within the meaning of clause (3) above.

     The undersigned further represents as of the Effective Time on behalf of Parent, to the best knowledge and belief of the undersigned, after due inquiry, the following:

     1. The formula for determining the Merger Consideration was the result of arm's length bargaining between Parent and Company and represents an arm's length price for the outstanding Company Shares.

     2. From Merger Sub's inception through the Effective Time, Merger Sub has been directly and wholly owned by Parent and properly treated as a disregarded entity owned by parent for U.S. federal income tax purposes. Merger Sub has no outstanding equity (including, without limitation, options, warrants or other rights to acquire equity), debt or contract rights, except for equity owned by Parent.

     3. Parent has no plan or intention to take any action or cause or permit the Merger Sub to take any action that would cause Merger Sub not to remain a disregarded entity directly owned by Parent for U.S. federal income tax purposes, except for transfers of all or part of the equity of Merger Sub permitted by Section 368(a)(2)(C) of the Code.

     4. Following the Merger, neither Parent nor any other person related to Parent within the meaning of Treas. Reg. ss.ss. 1.368-1(e)(3), (e)(4) and (e)(5) will purchase, redeem or otherwise reacquire any of the common stock of Parent ("Parent Common Stock") issued in the Merger, other than through a general stock repurchase program under which stock is repurchased by Parent solely through open market purchases, provided that (i) such stock repurchase program was not, and will not be, created or modified in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part, (ii) the business purpose for such stock repurchase program is entirely independent of the Merger and (iii) there is no understanding between the shareholders of the Company (the "Company Shareholders") and Parent that Company Shareholder's ownership of Parent Common Stock will be transitory.

     5. Parent has no plan or intention to liquidate Merger Sub, to merge Merger Sub with or into another entity, to sell or otherwise dispose of (whether by capital contribution, dividend distribution or otherwise) the equity of Merger Sub, except for transfers of all or part of the equity of Merger Sub permitted by Section 368(a)(2)(C) of the Code, or to cause, suffer or permit Merger Sub to sell or otherwise dispose of (whether by capital contribution, dividend distribution or otherwise) any of its assets or any assets acquired from the Company, except for dispositions made in the ordinary course of business or transfers of all or part of the assets of Company permitted by Section 368(a)(2)(C) of the Code.

     6. Merger Sub is newly formed for the purpose of participating in the Merger and at no time prior to the Effective Time had any assets (other than nominal amounts of cash contributed upon the formation of Merger Sub) or business operations.

     7. Following the Merger, no dividends or distributions will be made to former Company Shareholders with respect to their Parent Common Stock other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

     8. Following the Merger, Merger Sub will continue Company's "historic business," or will use a "significant" portion of Company's "historic business assets" in a business, as such terms are defined in Treas. Reg. ss. 1.368-1(d). For purposes of this representation, the Company's "historic business" is the business of manufacturing, marketing and selling organic and natural oils.

     9. Parent has paid and/or will pay its expenses, if any, incurred in connection with the Merger, and neither Parent nor any person related to Parent within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of the Company or any of its affiliates, except as expressly provided in Section 8.9 of the Merger Agreement. Further, no expenses or other liabilities, whether fixed or contingent, of the Company Shareholders have been paid or assumed (directly or indirectly) or will be paid or assumed (directly or indirectly) by Parent or any person related to Parent within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5) or, by Company or any person related to Company within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5).

     10. There is no indebtedness existing between Company (or any person related to Company within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5)), on the one hand, and Parent (or any person related to Parent within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5), including Merger Sub) on the other hand, and there was no such indebtedness that was settled, cancelled or repaid in contemplation of the Merger.

     11. Parent negotiated for the payment of cash in lieu of fractional shares of Parent Common Stock solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and such cash payments do not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company Shareholders in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company Shareholders in exchange for their shares of Company Shares.

     12. The fair market value of the Parent Common Stock issued in the Merger to Company Shareholders (in the aggregate) will equal at least 40 percent of the fair market value of the total consideration issued in the Merger to Company Shareholders (in the aggregate), each measured at the Effective Time. For purposes of this calculation, the total consideration issued in the Merger to Company Shareholders (in the aggregate) will include amounts received by Company Shareholders in respect of their dissenters' rights and cash received by Company Shareholders in lieu of fractional shares of Parent Common Stock.

     13. None of the cash or Parent Common Stock to be received in the Merger by any Company Shareholder has been or will be separate consideration for, or allocable to, past or future services or any employment or consulting agreement or agreement not to compete or anything else other than such Company Shareholder's Company Shares. Other than the Merger Consideration, no consideration previously paid or to be paid by Company, Parent or any person related (within the meaning of Treasury Regulation ss.ss. 1.368-1(e)(3), (4) and (5)) to Company or Parent prior to or after the Effective Time (a "Company Affiliate or Parent Affiliate") to any Company Shareholder employed (or to be employed) or otherwise engaged (or to be engaged) by Company, Parent or any Company Affiliate or Parent Affiliate was or will be separate consideration for, or allocable to, such Company Shareholder's Company Shares, and such consideration was or will be for services actually rendered in the ordinary course of his or her employment or engagement (or for an agreement not to compete) and was or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services (or agreements not to compete).

     14. None of Parent, Merger Sub or any person related to Parent within the meaning of Treas. Reg. ss.ss. 1.368-1(e)(3), (e)(4) and (e)(5) beneficially owns or has owned at any time during the five year period ending at the Effective Time any Company Shares, any options, warrants or other rights to acquire Company Shares, or any securities convertible into Company Shares.

     15. Neither Parent nor Merger Sub is an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     16. Immediately prior to the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     17. Neither Parent nor Merger Sub will take, or cause or permit Company to take, any position on any federal, state, local or foreign income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state, local or foreign tax law.

     18. The Merger Agreement represents and will represent the full and complete agreement among Parent, Merger Sub, Company and the Company Shareholders regarding the Merger, and there are and will be no other written or oral agreements regarding the Merger.

     IN WITNESS WHEREOF, I have signed this Certificate on this ___ day of _________, 2005.


                                    THE HAIN CELESTIAL GROUP, INC.


                                    By:
                                           -------------------------------------
                                           Name:

                                           Title:

                                                                       EXHIBIT C
                                                                       ---------


                                     FORM OF
                               COOLEY GODWARD LLP
                                   TAX OPINION

_________, 2005

Spectrum Organic Products, Inc.
5341 Old Redwood Highway, Suite 400
Petaluma, CA  94954

                  Ladies and Gentlemen:

You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the "Merger") of Spectrum Organic Products, Inc., a California corporation (the "Company"), with and into ___________________ ("Merger Sub"), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation ("Acquiror") will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein will have the meanings ascribed to them in the Agreement and Plan of Merger dated as of August 23, 2005 (the "Reorganization Agreement"), by and between Acquiror and the Company.

All section references, unless otherwise indicated, are to the Code.

Pursuant to the Reorganization Agreement, the Company will merge into Merger
Sub.

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (a)  the Reorganization Agreement;

     (b)  the Registration Statement;

     (c) the Certificates attached hereto as Exhibits A and B delivered to us by Acquiror and Merger Sub and the Company, respectively, (the "Tax Representation Letters"); and

     (d) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (b) All representations, warranties and statements made or agreed to by Acquiror, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (d) The Merger will be consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

     (e) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

     (f) The opinion dated ___________, 2005 rendered by Cahill, Gordon & Reindel LLP, pursuant to Section 9.2(g) of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes:

          (i) the Merger will be a reorganization within the meaning of Section 368(a) of the Code;

          (ii) with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

          (iii) holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

          (iv) holders of Company Shares who exercise dissenters' rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for your benefit and that of the Company's shareholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                  Sincerely,

                  COOLEY GODWARD LLP



                  /s/
                  Susan Cooper Philpot

                                     FORM OF
                           CAHILL GORDON & REINDEL LLP
                                   TAX OPINION


                                                                 _________, 2005

The Hain Celestial Group, Inc.
58 South Service Road
Melville, New York  11747

Ladies and Gentlemen:

          You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the "Merger") of Spectrum Organic Products, Inc., a California corporation (the "Company"), with and into [______] ("Merger Sub"), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation ("Parent"), will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein will have the meaning ascribed to them in the Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the "Merger Agreement").

          The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to change, possibly on a retroactive basis. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions or decisions change or we become aware of any facts that might change our opinion.

          For purposes of rendering the opinion set forth in this letter, we have reviewed the Merger Agreement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

          In rendering this opinion, we have relied, with your consent, upon the following assumptions:

(a) The representations of Parent and Merger Sub set forth in the certificate attached hereto as Exhibit A , and the representations of the Company set forth
in the certificate attached hereto as Exhibit B (together, the "Certificates"), are true and complete, in each case without regard to any qualification as to materiality, knowledge or belief;

          (b) Parent, Merger Sub and Company will comply fully with the undertakings set forth in the Certificates;

          (c) The Merger will be consummated in accordance with the Merger Agreement; and

          (d) The factual information contained in the Registration Statement is true and complete.

For purposes of our opinion, we have not made an independent investigation or review of the representations contained in the Certificates or the factual information contained in the Registration Statement.

          Based on and subject to the foregoing assumptions, we are of the opinion that, for U.S. federal income tax purposes:

          (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

          (ii) with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

          (iii) holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and, as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

          (iv) holders of Company Shares who exercise dissenters' rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

          We express no opinion other than the opinion expressly set forth herein (the "Opinion"). The Opinion is not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with the Opinion. Although we believe that the Opinion would be sustained if challenged, there can be no assurance that this will be the case.

          The Opinion is based upon the law as it currently exists. Consequently, future changes in the law may cause the U.S. federal income tax treatment of the matters referred to herein to be materially and adversely different from that described above (possibly on a retroactive basis). In addition, any inaccuracy in the representations contained in the Certificates or otherwise provided to us, or in the facts set forth in the Registration Statement, may adversely affect the conclusions stated in the Opinion.

          This Opinion is intended only for the use of Parent in connection with the Merger. This Opinion may not be relied upon by any other person or for any other purpose.

          We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                          Very truly yours,